Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES PRICING
OF UPSIZED OFFERING OF SENIOR SECURED NOTES
NEW ALBANY, OHIO, April 13, 2011 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) (the “Company”) announced today that it has priced $250 million aggregate principal amount of 7.875% Senior Secured Notes due 2019 (the “Notes”) in connection with its previously announced private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were priced at 100% of par.
The offering represents an increase from the previously announced offering size of $225 million. The closing of the offering is expected to occur on April 26, 2011, subject to certain closing conditions, including the amendment and restatement of the Company’s existing revolving credit facility and the receipt by the Company of the required consents with respect to its previously announced tender offers and consent solicitations for any and all of its outstanding 8% Senior Notes due 2013 and 11%/13% Third Lien Senior Secured Notes due 2013 (collectively, the “Existing Notes”).
The Notes will be guaranteed, jointly and severally, on a senior secured basis by certain of the Company’s existing and future domestic subsidiaries and any other subsidiaries that guarantee any of its senior indebtedness, including its revolving credit facility. The Notes and the related guarantees will be senior secured obligations of the Company and the guarantors, secured by second-priority liens (subject to specified exceptions and permitted liens) on substantially all of the property and assets of the Company and the guarantors.
The Company intends to use the net proceeds from the offering primarily to repay all of the amounts currently outstanding under its existing second lien term loan and Existing Notes and for general corporate and working capital purposes.
The Notes and the related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. The Company’s products include static and suspension seat systems, electrical wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company, headquartered in New Albany, Ohio, has operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Company will consummate the offering and the anticipated use of the proceeds of the offering. Important assumptions and other important factors could cause actual results to differ materially from those expected. Please refer to the Company’s annual, quarterly and current reports on file with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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